Exhibit 99

Thursday 5 May 2011

Embargoed until 7am

Carphone Warehouse Group plc

Q4 Trading Update 2010-11

Increasing Guidance for Full Year Earnings Per Share

•                  Full year EPS now expected to be 14.5p-15.0p (previous guidance 13.5p-14.0p)

•                  CPW Europe Q4 LFL revenue down 1.7%, against strong comparatives (full year LFL up 0.9%)

•                  Best Buy Mobile US Q4 connections up 25.9% to 1.8m; full year profits expected towards top end of guidance (£90m-£100m)

•                  Outstanding customer base growth at Virgin Mobile France with Q4 net adds of 161,000

Roger Taylor, CEO, said:

“For the third consecutive quarter, we are increasing our guidance for full year earnings per share. We believe we are well positioned to continue to capitalise on the rapid development and proliferation of smartphones and the ever-expanding range of tablets coming to the market, despite the uncertainty around the economic environment.

The upgrades in earnings per share throughout the year have been greatly assisted by the strong performance of Best Buy Mobile US, which continued throughout the fourth quarter, reflecting its differentiated proposition and excellent operational execution. Full year profits from Best Buy Mobile are now expected to be towards the top end of the £90m-£100m range.

Despite the tough economic environment, CPW Europe has performed well, with an encouraging improvement in performance by some of its operations outside the UK, and is expected to deliver full year profits in line with previous guidance.

With 8 ‘Big Box’ stores now open, as well as its online platform, Best Buy UK continues to deliver high levels of customer satisfaction and a differentiated service proposition.

Virgin Mobile France had an outstanding fourth quarter, delivering customer growth well ahead of expectations, and setting the business up for further good revenue growth in the current financial year.”

Best Buy Europe

Best Buy Europe is our 50:50 joint venture with Best Buy Co., Inc. and comprises:

•                  CPW Europe — predominantly trading under the Carphone Warehouse and Phone House brands;

•                  a profit sharing agreement in Best Buy Mobile US, Best Buy’s mobile phone retailing operations in the US; and

•                  Best Buy UK, Best Buy branded ‘Big Box’ consumer electronics stores and online platform in the UK.

CPW Europe

We expect CPW Europe to deliver 15% to 20% EBIT growth for FY11, with full year like-for-like sales growth of 0.9% and connections down 5.2%, all in line with guidance. The connections decline year-on-year reflects the previously reported lower demand for high-end prepay connections and more recently the impact of the shift from 18 month to 24 month contracts in the UK from mid-2009 onwards. Q4 like-for-like sales were down 1.7%, against tough comparatives, and Q4 connections were down 8.8% year-on-year to 2.6m. Whilst the shift to 24 month contracts affects the volume of upgrade connections, it does not affect our lifetime income from the postpay upgrade segment following our previous move to greater alignment with the network operators.

We had 106 ‘Wireless World’ format stores trading as at the end of the year just ended. With a wider range of products and services than traditional stores, this format continues to produce excellent customer feedback and compelling financial returns. We remain on track to accelerate the roll-out of ‘Wireless World’ stores with up to 400 planned by the end of the financial year ending 31 March 2012.

Best Buy Mobile US

Best Buy Mobile delivered another strong quarter, with connections growth of 25.9% to 1.8m for the quarter and 28.2% to 7.1m for the year. The business continues to invest in its differentiated customer proposition, and in marketing activity to increase awareness of the Best Buy Mobile brand and offering.

As at 31 March 2011, Best Buy Mobile had 190 stand-alone stores and 1,101 stores within a Best Buy ‘Big Box’ store. Best Buy Mobile plans to end its fiscal year (February 2012) with approximately 325 stand-alone stores and to increase the total number of stand-alone stores to 600-800 within five years. The space allocated to Best Buy Mobile stores-within-a-store has been increased in approximately 370 of these stores as at 31 March 2011, with plans to expand around 230 more during the current calendar year.

Best Buy UK

Since the end of March this year, we have opened further ‘Big Box’ stores in Hayes and Bristol, taking the total to 8, with an additional 3 stores scheduled to open over the spring/summer. We continue to experience high levels of customer satisfaction across our ‘Big Box’ stores and online platform, a lead indicator of the significant opportunity for our innovative, service-led proposition.

Virgin Mobile France

Our Virgin Mobile joint venture in France had an impressive quarter, delivering 161,000 net customer additions, taking net additions for the year to over 200,000, well ahead of our previous guidance of 50,000 to 100,000 net additions for the full year. The business capitalised on a number of marketing opportunities, and used its strong product set and growing distribution platform to deliver a significant improvement in market share.

Despite the increased customer acquisition costs, underlying full year earnings from Virgin Mobile France are expected to be in line with guidance. In addition, earnings are expected to benefit from a one-off deferred tax credit, as it is now anticipated that its brought forward tax losses will be utilised in France rather than the UK, attracting relief at a higher rate.

Outlook

We continue to benefit from a strong product cycle, with smartphone technology continuing to develop and proliferate rapidly, and an ever-expanding range of tablets coming to the market. We believe the business is well positioned to capitalise on this despite the widespread uncertainty around the economic environment.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details - UK/International: +44 (0)20 7806 1956, USA: +1 888 935 4577, passcode 9482159.

A replay will be available until midnight, 12 May 2011.

Replay dial-in details - UK/International +44 (0)20 7111 1244, USA +1 347 366 9565, passcode 9482159#.

Next announcement

The Group will publish its preliminary results for the year to 31 March 2011 on Tuesday 14 June 2011, when it will also give guidance for the year to March 2012.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating information

Best Buy Europe (100% basis)

Revenue

	13 weeks to 2 April 2011	52 weeks to 2 April 2011

Like-for-like	(1.7)%	0.9%

Connections (000s)

	13 weeks to 2 April 2011			52 weeks to 2 April 2011
	2011	2010	% change	2011	2010	% change

CPW Europe / Best Buy UK	2,610	2,861	(8.8)%	11,845	12,496	(5.2)%
Best Buy Mobile US	1,801	1,430	25.9%	7,055	5,505	28.2%

Store numbers

	At 2 April 2011
	2011	2010	% change

CPW Europe
Own stores	2,186	2,224	(1.7)%
Franchises	243	206	18.0%
Total stores	2,429	2,430	(0.0)%

Best Buy Mobile US
SWAS	1,101	1,070	2.9%
SAS	190	77	146.8%
Total stores	1,291	1,147	12.6%

Best Buy UK
Total stores	6	—	n/a

Virgin Mobile France (100% basis)

	At 31 March 2011
	2011	2010	% change
Customer base (000s)	1,917	1,715	11.8%